                                                                        FOR IMMEDIATE RELEASE
                                                                                    May 4, 2006

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Fiscal Second Quarter 2006 Results

CHARLOTTE, N.C.--May 4, 2006--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the fiscal second quarter ended April 2, 2006 increased by 8.9% to $801 million from $736 million in the second quarter of fiscal 2005. For the 26 weeks ended April 2, 2006, sales of $1.60 billion were 9.2% above the $1.46 billion for the comparable period of fiscal 2005. The overall increase in sales during the quarter, and fiscal year to date, was attributable to sales increases at both the Company's Harris Teeter supermarket subsidiary and the Company's American & Efird ("A&E") thread and specialty engineered yarns subsidiary.

The Company reported consolidated net income of $19.8 million, or $0.42 per diluted share, for the second quarter of fiscal 2006 compared to consolidated net income of $18.8 million, or $0.39 per diluted share, in the prior year second quarter. For the 26 weeks ended April 2, 2006, consolidated net income was $36.7 million, or $0.77 per diluted share, compared to $35.4 million, or $0.74 per diluted share, in the same period of fiscal 2005. Net income for the second quarter and the first half of fiscal 2006 increased by 5.2% and 3.6%, respectively, over the prior year periods. The increase in earnings over the prior year periods was driven by improved operating profit at Harris Teeter and pre-tax gains realized from the sale of real estate investments held by Corporate. A net gain of $4.0 million was recorded in the second quarter of fiscal 2006 and a net gain of $2.1 million was recorded in the second quarter of fiscal 2005 resulting from the sale of separate real estate investments.  Corporate selling, general and administrative expenses for the second quarter of fiscal 2006 included a pre-tax charge of $1.5 million related to new Supplemental Executive Retirement Plans approved by the Company's Board of Directors in connection with the retirement of Alan T. Dickson and R. Stuart Dickson from their positions as Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors, respectively.

Harris Teeter sales increased by 9.1% to $715.1 million in the second quarter of fiscal 2006 compared to sales of $655.4 million in the second quarter of fiscal 2005. For the 26 weeks ended April 2, 2006, sales rose 9.2% to $1.43 billion from $1.31 billion in the same period of fiscal 2005. The increase in sales was attributable to new store activity, partially offset by store closings and divestitures, and comparable store sales increases of 3.04% for the second quarter and 3.64% for the 26-week period. These comparable store sales improvements were achieved despite the timing of the Easter holiday which falls in the third quarter of fiscal 2006, but was included in the second quarter of fiscal 2005.

During the first six months of fiscal 2006, Harris Teeter opened four new stores, closed two older stores, divested one older store and completed the major remodeling of two stores, one of which was expanded in size. Since the second quarter of fiscal 2005, Harris Teeter has opened thirteen new stores while closing four older stores and divesting one older store for a net addition of eight stores. The company operated 146 stores at April 2, 2006.

Operating profit at Harris Teeter increased by 10.9% to $32.7 million for the second quarter of fiscal 2006 as compared to $29.5 million in the prior year period. Operating profit as a percent of sales improved by 7 basis points to 4.57% in the second quarter of fiscal 2006 from 4.50% in the same period last year. For the 26 weeks ended April 2, 2006 operating profit was $66.0 million, an increase of 12.6% from $58.6 million in the prior year period.  For the first six months of fiscal 2006 operating profit as a percent of sales improved by 14 basis points to 4.61% from 4.47% for the same period last year.

Harris Teeter's operating profit and margin improvements were achieved primarily through the continued growth in total and comparable store sales as a result of net new store growth and effective retail pricing and targeted promotional spending programs that drove comparable store sales gains. The sales gains along with continued emphasis on cost controls have provided the leverage to help offset incremental costs associated with Harris Teeter's new store development program and increased utility, store supplies and bank card fees. Results for the second quarters of fiscal 2006 and fiscal 2005 were impacted by the Company's accounting for leases. In accordance with Financial Accounting Standards Board ("FASB") Staff Position FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" (which is discussed in greater detail below), operating profit for the second quarter of fiscal 2006 was reduced by $1.2 million (0.17% to sales) for construction period rent that had previously been capitalized. As previously disclosed, results for the second quarter of fiscal 2005 included a pre-tax $2.9 million charge (0.44% to sales) for a lease accounting correction related to rent holidays.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "We are pleased to have achieved another quarter of strong comparable store sales. In addition, we achieved improved operating results through our focus on customer service and delivery of effective retail pricing and targeted promotional spending programs. We view customer service as one of our best tools in differentiating ourselves from the competition. This high level of service commitment requires us to understand and respond to our customers' preferences. We will continue to invest our time and resources in developing our associates, recruiting new associates, training and supervision in order to maintain exceptionally high standards and excellent customer service."

A&E's sales of $85.6 million in the second quarter of fiscal 2006 increased 6.9% from the $80.1 million for the same quarter of fiscal 2005. The increase was driven by domestic sales increases of 11.4% and foreign sales increases of 2.7%. Foreign sales accounted for approximately 50% and 52% of A&E sales for the second quarter of fiscal 2006 and fiscal 2005, respectively.  A&E's sales for the 26 weeks ended April 2, 2006 were $166.2 million, an increase of 9.5% from the prior year period when sales were $151.8 million.  The increase for the 26-week period was driven by domestic sales increases of 18.6% and foreign sales increases of 1.4%. The increase in domestic sales resulted primarily from sales attributed to the acquisition of the businesses of Robison-Anton Textile Co. in the fourth quarter of fiscal 2005 and Ludlow Textiles Company, Inc. in the second quarter of fiscal 2005.

A&E's operating profit was $48,000 for the second quarter of fiscal 2006 compared to $2.7 million in the previous year's second fiscal quarter. For the 26 weeks ended April 2, 2006, A&E recorded an operating loss of $1.3 million as compared to an operating profit of $4.2 million in the prior year period. The reduced operating profit for the fiscal quarter and operating loss for the 26-week period of fiscal 2006 resulted primarily from weak apparel thread manufacturing operating schedules in the Americas and incremental costs associated with the implementation of A&E's strategic initiatives to diversify its product lines and build upon its global footprint. Management remains focused on the integration of the acquired businesses and expanding its product lines throughout A&E's global supply chain.

Dickson said, "We continue to make good progress towards the integration of the strategic investments we made in late fiscal 2004 and fiscal 2005 that have enhanced our global footprint and diversified our product lines. A&E continues to make progress in China by expanding its sales and distribution capabilities to take advantage of the manufacturing capacity that has been acquired over the last few years. Increases in sales of premium apparel and non-apparel threads as well as an expansion of the customer base in China have been particularly encouraging. As a result of our expanded non-apparel product lines in the United States, we have completed the conversion of one of A&E's facilities from apparel thread production to specialty engineered yarn production. Our success in building upon our global footprint and expanding and diversifying our product lines will position A&E for the future and enhance its position as a leader in the worldwide thread and specialty engineered yarn markets."

For the first six months of fiscal 2006, depreciation and amortization for the consolidated Ruddick Corporation totaled $43.8 million and capital expenditures totaled $96.4 million. For the 26 weeks ended April 2, 2006, Harris Teeter incurred $90.4 million in capital expenditures and A&E incurred $5.4 million in capital expenditures. In addition to the capital expenditures, during the first half of fiscal 2006 Harris Teeter invested a net of $14.3 million ($23.1 million additional investments less $8.8 million received from property investment sales and partnership distributions) in the development of certain of its new stores.

During the first half of fiscal 2006 the Company purchased and retired 395,000 shares of its common stock pursuant to its previously disclosed stock buyback program. The shares were acquired for a total cost of $7.9 million, or an average price of $20.00 per share. There were no stock purchases during the first half of fiscal 2005.

Harris Teeter's improvement in operating performance over the last several years and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.  As of April 2, 2006, Harris Teeter completed the remodeling and opened two of the six stores acquired from Winn-Dixie in fiscal 2005. The remaining four stores are currently being remodeled and are included with the 13 new stores the company plans to open during the remainder of fiscal 2006. Two of Harris Teeter's existing stores are expected to be simultaneously closed with the opening of the remaining former Winn-Dixie stores. The new store development program for fiscal 2006 is expected to result in an approximate 11% increase in retail square footage as compared to an 8% increase in fiscal 2005.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter's capital expenditures for fiscal 2006 are presently planned to be approximately $193 million, including approximately $29 million to remodel the six acquired Winn-Dixie stores. Harris Teeter currently expects to spend approximately $210 million for capital expenditures in fiscal 2007, which include stores in our expanding Northern Virginia market. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures.

Fiscal 2006 consolidated capital expenditures are planned to total approximately $203 million, consisting of $193 million for Harris Teeter and $10 million for A&E.  Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company's revolving line of credit. In the normal course of business, other financing opportunities are also being evaluated based on the Company's needs and market conditions.

On October 6, 2005, the FASB issued Staff Position ("FSP") FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." The new guidance generally applies to leases of land or pad leases including "cold dark shells" where the Company assumes responsibility for store and site construction.  Harris Teeter's construction period typically extends for six to nine months. Under this FSP, rental costs that are incurred during the construction period shall be recognized as rental expense.  Prior to the beginning of the second quarter of fiscal 2006, the Company capitalized such costs during the construction period. As required by the new guidance, the Company has ceased capitalization of construction period rents effective January 2, 2006. Although the proposed statement permits retrospective application to prior periods, the Company did not restate prior periods due to the relatively small percentage of land leases in those periods.  During the second quarter of fiscal 2006, $1.2 million of construction period rent was required to be expensed as a non-cash charge and it is currently estimated that an additional $3.2 million will be expensed as opposed to being capitalized during the remainder of fiscal 2006.

The Company's management remains conservative in its expectations for the remainder of fiscal 2006 due to the intensely competitive retail grocery market and challenging textile and apparel environment. A&E's operating profit for the third quarter of fiscal 2006 will be reduced by approximately $900,000 for severance costs associated with a voluntary early retirement program that was offered to certain U.S. associates. Further operating improvement will be dependent on the Company's ability to offset increased operating costs and construction period rents with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and benefits costs; the Company's ability to successfully integrate the operations of acquired businesses; the successful execution of initiatives designed to increase sales and profitability; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of thread and specialty engineered yarns with global operations.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com

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RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		26 WEEKS ENDED
	April 2,	April 3,	April 2,	April 3,
	2006	2005	2006	2005
NET SALES
Harris Teeter	$ 715,071	$ 655,411	$ 1,431,193	$1,310,642
American & Efird	85,637	80,114	166,151	151,775
Total	800,708	735,525	1,597,344	1,462,417

COST OF SALES
Harris Teeter	492,026	456,159	993,831	919,807
American & Efird	67,098	59,801	131,086	113,864
Total	559,124	515,960	1,124,917	1,033,671

GROSS PROFIT
Harris Teeter	223,045	199,252	437,362	390,835
American & Efird	18,539	20,313	35,065	37,911
Total	241,584	219,565	472,427	428,746

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	190,348	169,757	371,333	332,209
American & Efird	18,491	17,616	36,348	33,693
Corporate	2,945	2,176	4,719	3,426
Total	211,784	189,549	412,400	369,328

OPERATING PROFIT (LOSS)
Harris Teeter	32,697	29,495	66,029	58,626
American & Efird	48	2,697	(1,283)	4,218
Corporate	(2,945)	(2,176)	(4,719)	(3,426)
Total	29,800	30,016	60,027	59,418

OTHER EXPENSE (INCOME)
Interest expense	3,491	3,151	7,005	6,425
Interest income	(98)	(829)	(421)	(1,367)
Net investment gains	(4,883)	(2,287)	(5,034)	(2,480)
Minority interest	182	289	274	574
Total	(1,308)	324	1,824	3,152

INCOME BEFORE TAXES	31,108	29,692	58,203	56,266
INCOME TAXES	11,347	10,916	21,535	20,861
NET INCOME	$ 19,761	$ 18,776	$ 36,668	$ 35,405

NET INCOME PER SHARE:
Basic	$ 0.42	$ 0.40	$ 0.78	$ 0.75
Diluted	$ 0.42	$ 0.39	$ 0.77	$ 0.74

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,152	47,192	47,201	47,040
Diluted	47,609	47,683	47,618	47,530

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.11	$ 0.22	$ 0.22

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	April 2,	April 3,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 16,817	$ 58,993
Temporary Investments	-	46,042
Accounts Receivable, Net	87,146	74,375
Refundable Income Taxes	3,252	-
Inventories	256,876	233,879
Net Current Deferred Income Tax Benefits	13,364	14,079
Prepaid and Other Current Assets	26,057	21,441
Total Current Assets	403,512	448,809

PROPERTY, NET	648,110	546,939
INVESTMENTS	102,051	60,966
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	30,525	9,163
OTHER LONG-TERM ASSETS	57,073	53,571

Total Assets	$1,249,440	$1,127,617

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 11,689	$ 3,565
Current Portion of Long-Term Debt	9,327	8,527
Accounts Payable	172,132	139,480
Federal and State Income Taxes	-	3,197
Accrued Compensation	42,263	38,145
Other Current Liabilities	63,908	58,914
Total Current Liabilities	299,319	251,828

LONG-TERM DEBT	166,843	149,832
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	8,012	17,813
PENSION LIABILITIES	74,105	51,039
OTHER LONG-TERM LIABILITIES	63,187	61,900
MINORITY INTEREST	6,255	7,985

SHAREHOLDERS' EQUITY:
Common Stock	66,942	68,297
Retained Earnings	609,204	560,202
Accumulated Other Comprehensive Income (Loss)	(44,427)	(41,279)
Total Shareholders' Equity	631,719	587,220

Total Liabilities and Shareholders' Equity	$1,249,440	$1,127,617

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	26 WEEKS ENDED
	April 2,	April 3,
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 36,668	$ 35,405
Non-Cash Items Included in Net Income
Depreciation and Amortization	43,832	38,712
Deferred Taxes	(5,778)	(8,046)
Net Gain on Sale of Property	(3,403)	(847)
Impairment Losses	2,471	2,500
Other, Net	1,911	2,247
Increase in Current Assets	(18,639)	(6,564)
Increase (Decrease) in Current Liabilities	2,838	(4,047)
Increase (Decrease) in Certain Other Long-Term Liabilities	6,897	(1,554)
NET CASH PROVIDED BY OPERATING ACTIVITIES	66,797	57,806

INVESTING ACTIVITIES
Capital Expenditures	(96,413)	(49,382)
Purchase of Other Investments	(27,914)	(10,981)
Proceeds from Sale of Property and Partnership Distributions	15,055	9,163
Proceeds from Sale of Temporary Investments	16,859	60,474
Purchase of Temporary Investments	(3,930)	(46,045)
Company-Owned Life Insurance, Net	(734)	(2,134)
Other, Net	(866)	556
NET CASH USED IN INVESTING ACTIVITIES	(97,943)	(38,349)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Borrowings	1,023	977
Net Proceeds from Revolver Borrowings	19,200	-
Proceeds from Issuance of Long-Term Debt	2,427	-
Payments on Long-Term Debt	(8,899)	(7,823)
Dividends Paid	(10,417)	(10,391)
Proceeds from Stock Issued	2,565	10,053
Purchase and Retirement of Common Stock	(7,899)	-
Other, Net	778	141
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,222)	(7,043)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(32,368)	12,414
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	49,185	46,579

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 16,817	$ 58,993

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 7,065	$ 6,523
Income Taxes	$ 58,342	$ 26,327

	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
2nd Fiscal Quarter	$ 17.3	$ 4.7	$ 0.4	$ 22.4
Fiscal Year to Date	34.0	9.1	0.7	43.8

Capital Expenditures:
2nd Fiscal Quarter	$ 56.6	$ 2.6	$ 0.6	$ 59.8
Fiscal Year to Date	90.4	5.4	0.6	96.4

Purchase of Other Investment Assets:
2nd Fiscal Quarter	$ 13.6	$ -	$ 4.8	$ 18.4
Fiscal Year to Date	23.1	-	4.8	27.9

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		144		145
Opened during the period		3		4
Closed during the period		(1)		(3)
Stores in operation at end of period		146		146

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		3.04%		3.64%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.